UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2008

SmarTire Systems Inc.
(Exact name of registration as specified in its charter)

British Columbia, Canada	0-29248	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

#150 - 13151 Vanier Place Richmond, British Columbia, Canada	V6V 2J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 276-9884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On September 13, 2008 we disclosed that on September 12, 2007, we filed a complaint against Siemens VDO Automotive Corp. and Schrader-Bridgeport International, Inc. in the United States District Court for the Eastern District of Virginia alleging infringement of our United States Patent No. 5,231,872, entitled “Tire Monitoring Apparatus and Method.”

The case is styled SmarTire Systems, Inc. v. Siemens VDO Automotive Corp., Schrader-Bridgeport International, Inc. and Schrader Electronics Ltd., Civil Action No. 1:07cv932 (E.D. Virginia).

On February 20, 2008, we and Continental Automotive Systems US, Inc. (formerly Siemens VDO Automotive Corp.) entered into a Confidential Settlement and License Agreement, terminating the lawsuit between Siemens VDO Automotive and us.  We believe that we will receive net proceeds of approximately $1.2 million after payment of withholding taxes and litigation-related expenses.  The settlement agreement provides that payment is to be made to us by Continental Automotive Systems US, Inc. on or before March 5, 2008. In a separate judgment that was entered by the district court on February 21, 2008, Continental Automotive Systems US, Inc. also acknowledged the validity and enforceability of our United States Patent No. 5,231,872.

Our remaining patent infringement claim against Schrader-Bridgeport International, Inc. and Schrader Electronics Ltd. in the same case will continue with a jury trial now set to begin on May 7, 2008, subject to the Court’s ruling on pre-trial motions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SMARTIRE SYSTEMS INC.

Date: February 26, 2008                                                                   By: /s/ Jeff Finkelstein
                                    Jeff Finkelstein
                                    Chief Financial Officer